                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               APACHE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               APACHE CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------


- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 {APACHE LOGO}
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 29, 1994

FELLOW SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Apache Corporation to be held on Thursday, May 5, 1994, at 10:00 a.m. (Houston time) at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas.

     At the annual meeting, shareholders will be asked to vote upon the election of four directors to the board of directors and will transact all other business that may properly come before the meeting. In addition to the scheduled items of business, management will present a brief report to shareholders on the Company's results and direction. I hope you will be able to attend.

     Whether or not you plan to be present at the annual meeting, please be sure to date, sign and promptly return the enclosed proxy card or voting instruction card, using the postage-paid business reply envelope provided, to ensure that your shares will be voted in accordance with your wishes.

                                          {SIGNATURE}
                                          RAYMOND PLANK
                                          Chairman of the Board
                                            and Chief Executive Officer

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

TO THE SHAREHOLDERS OF APACHE CORPORATION:

     The 1994 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 5, 1994, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

          1. To elect four directors to serve until the 1997 annual meeting of shareholders; and

          2. To transact all other business that may properly come before the meeting or any adjournment thereof.

     The board of directors of the Company has fixed the close of business on March 17, 1994, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of the Company's common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes pertaining to the annual meeting, during normal business hours for a period of ten days prior to the meeting.

     You are cordially invited to attend the annual meeting. Whether or not you expect to attend in person, you are urged to promptly sign, date and mail the enclosed proxy card so that your shares may be represented and voted at the annual meeting. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                          {SIGNATURE}

                                          ZURAB S. KOBIASHVILI
                                          Secretary

Houston, Texas
March 29, 1994

                               APACHE CORPORATION
                        SUITE 100, ONE POST OAK CENTRAL
                            2000 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-4400

                                                                  March 29, 1994

                                PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the board of directors of Apache Corporation (the "Company"), a Delaware corporation, to be used at the 1994 annual meeting of shareholders and at any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy were first mailed to the holders of the Company's common stock, par value $1.25 per share, on or about March 29, 1994.

                           PURPOSE OF ANNUAL MEETING

     Shareholders of the Company are scheduled to take action on the following items at the annual meeting:

          1. The election of four directors to serve until the 1997 annual meeting; and

          2. The transaction of all other business that may properly come before the meeting or any adjournment thereof.

     As of the date of this proxy statement, the Company is not aware of any business to come before the annual meeting other than the election of directors.

                            QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. The record date for determination of shareholders entitled to notice of and to vote at the annual meeting is the close of business on March 17, 1994. As of the record date, there were 61,223,553 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to one vote per share at the annual meeting and are not allowed to cumulate votes in the election of directors. In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors.

     All shares of common stock represented by properly executed proxies will be voted in accordance with the instructions indicated unless the proxies have been previously revoked. Proxies on which no voting instructions are indicated will be voted FOR the election of the nominees for directors and in the best judgment of the proxy holders on any other matter that may properly come before the annual meeting.

                             REVOCABILITY OF PROXY

     Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the annual meeting by (i) filing a written revocation with the corporate secretary of the Company at the address set forth above, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not of itself revoke their proxies.

                            SOLICITATION OF PROXIES

     Solicitation of proxies for use at the 1994 annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Company common stock for whom they hold of record, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $10,000, plus expenses. All costs of the solicitation will be borne by the Company.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

     The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. The Company's certificate of incorporation provides that as nearly as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors. The affirmative vote of the holders of a plurality of the shares of common stock present, in person or represented by proxy, at the annual meeting is required to elect directors to the board of directors.

     The terms of incumbent directors Frederick M. Bohen, Virgil B. Day, Stanley
K. Hathaway and Joseph A. Rice will expire at the 1994 annual meeting. Each of Messrs. Bohen, Day, Hathaway and Rice has been recommended by the Company's nominating committee and nominated by the board of directors for election by the shareholders to an additional three-year term. If elected, each nominee will serve commencing upon his election and qualification until the annual meeting of shareholders in May 1997. Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The board of directors knows of no proposed nominee for director who is unwilling or unable to serve.

                         INFORMATION ABOUT NOMINEES FOR
                             ELECTION AS DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                                      DIRECTOR
                                                                                       SINCE
                                                                                      --------
FREDERICK M. BOHEN, 56, has been the executive vice president and chief operating      1981
  officer of The Rockefeller University since 1990. He was senior vice president of
  Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota from 1981 to 1983. From 1977 to 1981,
  Mr. Bohen worked with the U.S. Department of Health, Education and Welfare as assistant secretary for management and budget. He is a director of the Student
  Loan Marketing Association, a director of Oppenheimer and Company, and also a director of the Mexico Equity Income Fund, Inc. Mr. Bohen is chairman of the management development and compensation committee.

VIRGIL B. DAY, 78, has been a senior partner in the law firm of Vedder, Price,         1974
  Kaufman, Kammholz & Day since 1974. He was the first labor counsel for General
  Electric Company, where he subsequently held various management positions involving employee and union relations, public affairs and government relations.
  From 1961 until 1973, Mr. Day was a vice president of General Electric Company.
  In 1971, he became chairman of the industry members of the U.S. Pay Board. Mr.
  Day is a member of the management development and compensation committee.

                                                                                     DIRECTOR
                                                                                      SINCE
                                                                                     --------
STANLEY K. HATHAWAY, 69, has been a senior partner in the law firm of Hathaway,        1977
  Speight, Kunz & Trautwein since 1976. From June through October 1975, he served as the U.S. Secretary of the Interior. Mr. Hathaway was Governor of the State of
  Wyoming from 1967 to 1975. He is a director of PacifiCorp and Key Bank-Shares of
  Wyoming. Mr. Hathaway is chairman of the audit committee.

JOSEPH A. RICE, 69, retired in 1988 as chairman of the board, chief executive          1989
  officer and a director of Irving Trust Company and Irving Bank Corporation,
  having served in those capacities since 1984. From 1975 to 1984, he served as president, chief operating officer and a director of those organizations. Mr.
  Rice serves as a director of Avon Products, Inc. and Thiokol Corporation. Mr.
  Rice is a member of the management development and compensation committee.

                              CONTINUING DIRECTORS

     Certain biographical information, including principal occupation and business experience during the last five years, for each member of the board of directors whose term is not expiring at the 1994 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                             DIRECTOR  EXPIRES
                                                                              SINCE     TERM
                                                                             --------  -------
RANDOLPH M. FERLIC, 57, is retired. He was a practicing thoracic and          1986      1996
  cardiovascular surgeon until his retirement in December 1993. He is the founder of Surgical Services of the Great Plains, P.C., and served as its president from 1974 to 1991. Dr. Ferlic is a member of the audit committee, the executive committee, and the nominating committee.

EUGENE C. FIEDOREK, 62, has been president and managing director of EnCap     1988      1995
  Investments L.C., an energy investment banking firm, Dallas, Texas, since
  1988. For the ten years prior to 1988, Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in
  Dallas, Texas. Mr. Fiedorek is a member of the audit committee.

W. BROOKS FIELDS, 75, is retired. He was president and chief executive        1973      1995
  officer of Minnesota Racetrack, Inc., also known as Canterbury Downs, a racetrack development company, from 1984 until 1990. Mr. Fields was chairman of the board of Scottland, Inc., for which a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code was confirmed on June 14, 1990. From 1955 until 1984, he was the executive vice president and a director of Burdick Grain Company, a grain merchandising company. Mr. Fields is a member of the executive committee and the nominating committee.

ROBERT V. GISSELBECK, 70, is the founder of Gisselbeck & Associates, a real   1982      1996
  estate development company in Naples, Florida, and has served as its president since 1960. Mr. Gisselbeck is a member of the audit committee.

WILLIAM J. JOHNSON, 59, is president and chief operating officer of the       1991      1996
  Company and has served in that capacity since 1991. He was president, chief executive officer and a director of TEX/CON Oil and Gas Company,
  Houston, Texas, from 1989 to 1991, and was president-USA of BP
  Exploration from 1987 through 1989. Mr. Johnson is a director of The
  Western Company of North America and of Camco International.

                                                                            DIRECTOR   EXPIRES
                                                                             SINCE      TERM
                                                                            --------   -------
JOHN A. KOCUR, 66, is engaged in the private practice of law. He served as    1977      1996
  vice chairman of the board of directors of the Company from 1988 until
  1991. Mr. Kocur was employed by the Company from 1969 until his retirement in 1991, and served as president from 1979 until 1988. He is chairman of the executive committee, chairman of the nominating committee, and is a member of the management development and compensation committee.

RAYMOND PLANK, 71, has been chairman of the board and chief executive         1954      1995
  officer of the Company since 1979, and was president from 1954 until
  1979. Mr. Plank is a member of the executive committee and a member of the nominating committee.

JAY A. PRECOURT, 56, is a director, vice chairman of the board and chief      1992      1995
  executive officer of Tejas Gas Corporation, an intrastate natural gas pipeline company, and has served in that capacity since 1985. Until 1988,
  Mr. Precourt was president of the Energy Related Group and senior executive vice president of Hamilton Oil Corporation. He is a director of
  Dresser Industries, Inc. and of Founders Funds, Inc. Mr. Precourt is a
  member of the executive committee and the nominating committee.

               INFORMATION WITH RESPECT TO STANDING COMMITTEES OF
                      THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors held five meetings during 1993. The board of directors has an audit committee, a management development and compensation committee, an executive committee, and a nominating committee. Actions taken by any of these committees are reported to the board of directors at the next meeting. All directors attended at least 75 percent of the meetings of the board of directors and of all committees of which they were members.

     The audit committee members are Stanley K. Hathaway, chairman, Randolph M. Ferlic, Eugene C. Fiedorek and Robert V. Gisselbeck. The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge. During the last fiscal year there were four meetings of the audit committee.

     The management development and compensation committee members are Frederick
M. Bohen, chairman, Virgil B. Day, John A. Kocur and Joseph A. Rice. The committee reviews the Company's management resources and structure, administers the Company's compensation programs and retirement and stock purchase plans, and administers and grants options under the Company's stock option plans. The committee held five meetings during 1993.

     The executive committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, Raymond Plank and Jay A. Precourt. The executive committee is vested with the authority to exercise the full power of the board of directors, within the policies established by the board of directors, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, it may be vested with specific power and authority by resolution of the board of directors. The executive committee did not meet during 1993.

     The nominating committee members are John A. Kocur, chairman, Randolph M. Ferlic, W. Brooks Fields, Raymond Plank and Jay A. Precourt. The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the shareholders for election at the annual meeting, and proposing candidates to fill vacancies on the board of directors. The nominating committee met two times during 1993. Shareholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to the corporate secretary of the Company. In order to be considered, recommendations must be received by the deadline for submitting shareholder proposals set forth under the heading "Shareholder Proposals."

                             DIRECTOR COMPENSATION

     Employee directors do not receive additional compensation for serving on the board of directors. Non-employee directors were paid an annual retainer of $20,000 plus $1,000 for each board of directors or committee meeting attended during 1993, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members and the chairmen of each committee receive an additional $4,000 annually for chairing their respective committees.

     An incentive compensation plan for directors was adopted in May 1989, under which non-employee directors were each awarded 10,000 compensation units upon becoming a director or upon effectiveness of the plan if already a director. The plan was terminated in May 1992, subject to the outstanding rights of directors thereunder, and no additional grants will be made under the plan. Vesting in the compensation units occurred at a rate of one-third per year, and vesting credit was given for time served on the board prior to the creation of the plan. Three years from the date of grant or upon retirement from the board, whichever first occurs, directors receive a per-unit amount equal to any increase in the market price of the Company's stock since the date of the award. While outstanding, compensation units accumulate dividend equivalent amounts each time a dividend was paid on the Company's common stock, and these dividend equivalent amounts are reinvested in additional compensation units. Only one group of compensation units, awarded to Mr. Kocur in 1991, remains outstanding and is scheduled to settle in 1994.

     Non-employee directors are eligible to participate in the Apache Corporation Director's Deferred Compensation Plan under which they can elect to defer receipt of all or any portion of their retainers or meeting fees. Deferred amounts are maintained in separate accounts and are credited interest equal to the Company's rate of return on its short-term marketable securities. Amounts are paid out upon the director's retirement in two lump sums or ratably over ten years. One director elected to defer a portion of his fees during 1993.

     An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining payments are made to the director's surviving spouse. There were no benefits paid under this plan during 1993.

     In February 1994, the Company established an equity compensation plan for non-employee directors which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of the Company's common stock every five years, beginning July 1, 1994. The shares will vest at a rate of 200 shares annually, with unvested shares forfeited upon retirement from the board. Awards are made from treasury stock and are automatic and non-discretionary. New directors will receive 1,000-share awards on the July 1 next succeeding their election to the board. All shares awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares that may be awarded during the term of the plan.

     Mr. Kocur, who was an executive officer of the Company until his retirement in 1991, also served the Company in a non-executive, consulting capacity during 1993. See "Compensation Committee Interlocks and Insider Participation."

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth, as of February 28, 1994, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, one former executive officer, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                                       AMOUNT
                                                                        AND
                                                                       NATURE           PERCENT
                                                                         OF               OF
                                                                      BENEFICIAL         CLASS
  TITLE OF CLASS               NAME OF BENEFICIAL OWNER              OWNERSHIP(1)     OUTSTANDING
- ------------------   ---------------------------------------------   ------------     -----------
Common Stock,
 par value $1.25     Frederick M. Bohen...........................      2,833              *
                     Virgil B. Day................................    124,006(2)(3)        *
                     Randolph M. Ferlic...........................    214,213(4)           *
                     Eugene C. Fiedorek...........................      3,000              *
                     W. Brooks Fields.............................     25,788(5)           *
                     Robert V. Gisselbeck.........................     33,893              *
                     Stanley K. Hathaway..........................      5,721              *
                     William J. Johnson...........................    112,641(7)(8)        *
                     John A. Kocur................................     41,472(6)(8)        *
                     Raymond Plank................................    170,868(7)(8)        *
                     Jay A. Precourt..............................      2,000              *
                     Joseph A. Rice...............................      4,000              *
                     G. Steven Farris.............................     43,219(7)(8)        *
                     Mark A. Jackson..............................     27,696(7)(8)        *
                     Bijan Mossavar-Rahmani.......................     26,073(8)           *
                     George J. Morgenthaler.......................      1,302              *
                     All officers and directors as a group
                     (including the above-named persons)..........   1,031,430(7)(8)    1.68

- ---------------

 *  Represents less than one percent of the outstanding shares.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes 1,100 shares owned by Mrs. Day.

(3) Includes 1,000 shares owned by Mr. Day's grandchildren.

(4) Includes 12,500 shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 5,500 shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest.

(5) Includes 10,368 shares owned by Mrs. Fields.

(6) Includes 3,940 shares owned by Mrs. Kocur.

(7) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days: Mr. Johnson -- 108,750; Mr. Plank -- 2,500; Mr. Farris -- 15,875; Mr. Jackson -- 18,750; and all officers and directors as a group -- 208,500.

(8) Includes units held by the trustee of the Company's 401(k)
    Retirement/Savings Plan equivalent to the following shares: Mr. Johnson -- 2,891; Mr. Kocur -- 2,342; Mr. Plank -- 3,046; Mr. Farris -- 12,844; Mr.
    Jackson -- 4,946; Mr. Mossavar-Rahmani -- 6,158; and all officers and directors as a group -- 71,696.

     The following table sets forth the only persons known to the Company, as of February 28, 1994, to be the owner of more than five percent of the Company's common stock, according to reports filed with the Commission:

                                                                        AMOUNT
                                                                         AND
                                                                        NATURE           PERCENT
                                                                          OF               OF
                                                                      BENEFICIAL          CLASS
  TITLE OF CLASS                NAME OF BENEFICIAL OWNER              OWNERSHIP        OUTSTANDING
- ------------------   ----------------------------------------------   ----------       -----------
Common Stock,
  par value $1.25    FMR Corp......................................   7,682,752(1)        12.55
                     82 Devonshire Street
                     Boston, MA 02109-3614

                     The Equitable Companies Incorporated..........   5,488,281(2)         8.96
                     787 Seventh Avenue
                     New York, NY 10019

                     First Interstate Bancorp......................   3,451,515(3)         5.64
                     633 West 5th Street
                     Los Angeles, CA 90071

- ---------------

(1) According to information contained in a Schedule 13G filed with the Commission, dated February 11, 1994.

(2) According to information contained in a Schedule 13G filed with the Commission, dated February 9, 1994.

(3) According to information contained in a Schedule 13G filed with the Commission, dated February 11, 1994.

     In February 1990, Bijan Mossavar-Rahmani, president and a former employee of Apache International, Inc., was granted 250 shares of Apache International's common stock, representing five percent of the outstanding shares of Apache International, pursuant to the terms of the Apache International Common Stock Award Plan. No voting rights relating to the Company's common stock are associated with such stock.

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings and transactions in the Company's securities. Based solely on written representations from the Company's directors and officers and a review of the copies of reports furnished to the Company pursuant to Section 16(a), it appears that James R. Bauman, an officer of the Company during 1993, filed one late report and, as a result, failed to report on a timely basis one transaction involving the disposition of a security convertible into the Company's common stock; Mark A. Jackson, an officer of the Company during 1993, filed one late report and, as a result, failed to report on a timely basis transactions involving exempt periodic acquisitions under the Company's 401(k) plan; and Bijan Mossavar-Rahmani, an officer of Apache International during 1993, filed one late report and, as a result, failed to report on a timely basis transactions involving exempt periodic acquisitions under the Company's 401(k) plan.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Certain biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and William J. Johnson is set forth above under the caption "Continuing Directors."

     JAMES R. BAUMAN, 58, has been vice president--business development since 1988. He was vice president corporate development of the Company from 1986 to 1988, and vice president--Wyoming operations of the Company from 1983 to 1986.

     G. STEVEN FARRIS, 46, has been a senior vice president since 1991, and had been vice president--exploration and production of the Company since 1988. He was vice president--finance and acquisitions of Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988, and executive vice president of Robert W. Berry, Inc., a Tulsa, Oklahoma oil and gas company, from 1978 to 1983.

     MARK A. JACKSON, 38, has been vice president and chief accounting officer since January 1994, and had been vice president and controller of the Company since 1988. From 1984 to 1988, he was employed by Maxus Energy Corporation, a Dallas-based oil and gas company, in various positions, the latest of which was assistant controller.

     ZURAB S. KOBIASHVILI, 51, has been vice president, general counsel and corporate secretary of the Company since March 1994. From March 1991 through February 1994, he was with Falcon Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from July 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel, Conquest Exploration Company, from 1984 to 1991.

     CLYDE E. MCKENZIE, 46, has been vice president and treasurer of the Company since 1988. He was vice president--acquisitions of the Company, from 1987 to 1988. Prior to that, Mr. McKenzie was senior vice president and manager, Energy Banking Group, First Interstate Bank of Denver, from 1983 to 1987.

     JOHN L. MORAN, 48, has been vice president--technology and chief geologist since October 1993, and had been vice president--exploration and production services of the Company since 1991. He was exploration manager of the Company's Midcontinent Region from 1984 to 1991. Prior to that, Mr. Moran was senior vice president of exploration for Geodyne Resources from 1978 to 1984.

     ROGER B. PLANK, 37, has been vice president--external affairs since May 1993, and had been vice president--corporate communications of the Company since 1987. He was director, corporate communications of the Company, from 1985 to 1987, and was an investment representative for Apache Programs, Inc., a wholly owned subsidiary of the Company, from 1981 to 1985. Roger Plank is the son of Raymond Plank.

     ROGER B. RICE, 49, has been vice president--human resources and administration since December 1993, and had been vice president--human resources of the Company since 1992. He was managing consultant, Barton Raben, Inc., an executive search firm, from 1989 to 1992. Mr. Rice was a partner in Chancellor Properties, a real estate consulting firm, from 1985 to 1989, and was vice president--administration for Superior Oil Company from 1982 to 1985.

                           SUMMARY COMPENSATION TABLE

     The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with Commission rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer, the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and an individual who would have been one of the four other most highly compensated executive officers but for the fact that he was not serving as an executive officer of the Company at the end of the last completed fiscal year.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                            ANNUAL COMPENSATION          ---------------    PAYOUTS
                                      ----------------------------------     AWARDS      ------------
                                                               OTHER     ---------------     ALL
                                                               ANNUAL      SECURITIES       OTHER
                                      SALARY      BONUS     COMPENSATION   UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION  YEAR      ($)      ($)(1)        ($)(2)    OPTIONS/SARS(#)   ($)(2)
- ----------------------------- ----    -------    -------    ------------ --------------- ------------
Raymond Plank................ 1993    650,000    283,200            0        45,000(3)    104,879(4)
  Chairman of the Board and   1992    650,015    250,000            0        50,000(3)    114,426(4)
  Chief Executive Officer     1991    450,000    557,088(5)         0

William J. Johnson........... 1993    350,016    153,700            0        20,000(3)     60,908(4)
  President and Chief         1992    350,016    151,000            0        35,000(3)     65,618(4)
  Operating Officer           1991    242,625    350,000(6)                 300,000

G. Steven Farris............. 1993    235,420    103,900            0        10,000(3)     42,703(4)
  Senior Vice President       1992    225,000    141,000       37,283(7)     15,500(3)    367,409(8)
                              1991    205,000     86,828                     24,000

Bijan Mossavar-Rahmani(9).... 1993    220,000          0       39,846(7)          0       906,116(10)
  President of Apache         1992    220,000    122,000        3,770(7)          0        47,117(11)
  International, Inc.         1991    220,000    112,365                          0

George J. Morgenthaler(12)... 1993    196,458          0       29,861(7)      8,000(3)    800,077(13)
  Former Senior Vice          1992    205,000    122,000       16,451(7)     14,100(3)    109,863(14)
  President and               1991    193,125     88,528                     22,000
  General Counsel

Mark A. Jackson.............. 1993    180,000     78,600            0         8,000(3)     31,212(4)
  Vice President and          1992    160,000    103,000       34,614(7)     11,000(3)     91,877(15)
  Controller                  1991    145,000     68,334                     17,000

- ---------------

 (1) Includes amounts awarded under the Company's incentive compensation plan and special achievement bonuses for performance in the year indicated.

 (2) Omitted for fiscal year 1991 in accordance with transitional provisions of Commission rules on executive compensation.

 (3) Options awarded during 1993 and 1992 were granted on May 6, 1993 and May 7, 1992, respectively, under the terms of the 1990 Stock Incentive Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options or the base price of stock appreciation rights previously awarded to any of the named executive officers.

 (4) Represents Company contributions under the Company's 401(k)
     Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan.

 (5) Includes $232,088 awarded under the Company's incentive compensation plan and a special achievement bonus of $325,000.

 (6) Represents a starting bonus. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

 (7) Reimbursement for the payment of taxes on all reimbursed relocation expenses and relocation payments.

                                         (footnotes continued on following page)

 (8) Includes $259,871 paid in connection with the Key Explorationist Participation Plan; $39,470 in Company contributions under the Company's 401(k) Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan; $18,569 in aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas; a one-time relocation payment equal to $37,500; and reimbursed qualified real estate expenses equal to $12,000.

 (9) Effective March 15, 1994, Mr. Mossavar-Rahmani's status changed from employee to consultant, and he will continue to serve the Company as president of Apache International, Inc. in his consulting capacity. Pursuant to the terms of Mr. Mossavar-Rahmani's consulting agreement, no amounts were paid under the Company's incentive compensation plan relating to 1993. See footnote (10) below and "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(10) Includes $39,876 in Company contributions under the Company's 401(k) Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan; $23,740 in aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas; and a one-time relocation payment equal to $36,667. Also includes, pursuant to the terms of Mr. Mossavar-Rahmani's consulting agreement, a one-time payment of $565,833 and the accrual of monthly amounts aggregating approximately $240,000 to be paid in 1994 and 1995, as described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(11) Includes $40,462 in Company contributions under the Company's 401(k) Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan; and $6,655 aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas.

(12) Mr. Morgenthaler resigned effective November 10, 1993. His reported 1993 salary reflects 10.5 months of base salary prior to resignation. Pursuant to the terms of Mr. Morgenthaler's consulting agreement, no amounts were paid under the Company's incentive compensation plan relating to 1993. See footnote (13) below. Stock options that were unexercisable as of November 10, 1993, were forfeited on that date. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(13) Includes $37,402 in Company contributions under the Company's 401(k) Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan; and $675 aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas. Also includes, pursuant to the terms of Mr. Morgenthaler's consulting agreement, a one-time payment of $352,000 and the accrual of monthly amounts aggregating approximately $410,000 to be paid in 1994 and 1995, as described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(14) Includes $36,519 in Company contributions under the Company's 401(k) Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan; $31,286 in aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston,Texas; a one-time relocation payment equal to $34,167; and reimbursed qualified real estate expenses equal to $7,891.

(15) Includes $28,580 in Company contributions under the Company's 401(k) Retirement/Savings Plan and related Non-Qualified Retirement/Savings Plan; $29,011 in aggregate relocation and temporary living expenses reimbursed in connection with the Company's move to Houston, Texas; a one-time relocation payment equal to $26,667; and reimbursed qualified real estate expenses equal to $7,619.

                            OPTION/SAR GRANTS TABLE

     The table below provides supplemental information relating to the Company's grants of options during the previous fiscal year to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. Also included in compliance with Commission rules on disclosure of executive compensation is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                  ---------------------------------------------------
                                    NUMBERS      PERCENT
                                       OF        OF TOTAL
                                   SECURITIES   OPTIONS/SARS  EXERCISE
                                   UNDERLYING   GRANTED TO       OR                        GRANT
                                  OPTIONS/SARS   EMPLOYEES      BASE                       DATE
                                    GRANTED     IN FISCAL       PRICE      EXPIRATION     PRESENT
              NAME                 (#)(1)(2)       YEAR       ($/SH)(3)       DATE       VALUE($)(4)
- --------------------------------- ------------  ----------    ---------    ----------    -----------
Raymond Plank....................   45,000        17.01        26.625       5/6/2003       577,800
William J. Johnson...............   20,000         7.56        26.625       5/6/2003       256,800
G. Steven Farris.................   10,000         3.78        26.625       5/6/2003       128,400
Bijan Mossavar-Rahmani...........        0         N/A          N/A           N/A            N/A
George J. Morgenthaler...........    8,000(5)      3.02        26.625       5/6/2003       102,720
Mark A. Jackson..................    8,000         3.02        26.625       5/6/2003       102,720

- ---------------
(1) Number of shares granted May 6, 1993, under the terms of the 1990 Stock Incentive Plan (the "Incentive Plan"). Options are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery of already-owned shares of the Company's common stock. Options granted under the Incentive Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

     If there is a change in control of the Company, the management development and compensation committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any option holder in an amount necessary to pay the exercise price of all or any portion of the options then held by the option holder; pay cash to any or all option holders (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations or make any other adjustments or amendments to the outstanding options.

    A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities; a change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, the Company's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

(2) There were no adjustments or amendments during 1993 to the exercise price of stock options or the base price of stock appreciation rights previously awarded to any of the named executive officers.

(3) Based on the closing market price per share of the Company's common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, using the following assumptions: volatility--31.34 percent; risk free interest rate--6.35 percent; dividend

                                         (footnotes continued on following page)
    yield--1.10 percent; and time of exercise--end of term. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5) Forfeited upon Mr. Morgenthaler's resignation effective November 10, 1993.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The table below provides supplemental information relating to the value realized upon the exercise of stock options and the settlement of stock appreciation rights ("SARs") during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options and SARs held at year end. Year-end values are based arbitrarily on the Company's stock price at December 31, 1993, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options and settlement of remaining SARs, and should not be considered indicative of future stock performance.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF               VALUE OF
                                                            SECURITIES              UNEXERCISED
                                                            UNDERLYING             IN-THE-MONEY
                                                            UNEXERCISED            OPTIONS/SARS
                             SHARES                        OPTIONS/SARS              AT FY-END
                             ACQUIRED                      AT FY-END(#)         -------------------
                               ON            VALUE        ---------------          EXERCISABLE/
                             EXERCISE       REALIZED       EXERCISABLE/            UNEXERCISABLE
           NAME              (#)(1)         ($)(2)         UNEXERCISABLE              ($)(3)
- --------------------------   --------       --------      ---------------       -------------------
Raymond Plank
     Options..............   10,000         145,000         2,500/ 82,500           18,438/ 276,563
     SARs.................        0               0             0/ 50,000(4)             0/ 187,500
William J. Johnson
     Options..............        0               0       108,750/146,250       1,027,031/1,156,094
     SARs.................        0               0             0/100,000(4)             0/ 962,500
G. Steven Farris
     Options..............   10,000         196,250        15,875/ 33,625          144,078/ 201,234
     SARs.................        0               0                   0/0                       0/0
Bijan Mossavar-Rahmani
     Options..............        0               0                   0/0                       0/0
     SARs.................        0               0                   0/0                       0/0
George J. Morgenthaler
     Options(5)...........   18,500         270,075            7,275/0(7)                  40,059/0
     SARs.................        0(6)            0(6)        15,000/0(6)               0/   56,250
Mark A. Jackson
     Options..............    5,000          72,813        18,750/ 27,250          130,219/ 152,031
     SARs.................        0               0             0/ 10,000(4)            0/   37,500

- ---------------

(1) Number of shares with respect to which stock options were exercised or SARs were settled during 1993.

(2) Fair market value on date of exercise minus the exercise price of stock options or the base price of SARs.

(3) Based on the closing market price of $23.375 per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 31, 1993.

(4) These SARs do not have a discretionary exercise feature, but settle on a date specified at the time of grant.

(5) Mr. Morgenthaler resigned effective November 10, 1993. Those stock options that were unexercisable as of November 10, 1993 were forfeited on that date.

(6) SARs relating to 15,000 shares were settled January 3, 1994, with a value realized of $101,063.

(7) Options with respect to 7,275 shares were exercised January 20, 1994, with a value realized of $56,428.

                           THE MANAGEMENT DEVELOPMENT
                       AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The management development and compensation committee of the board of directors has furnished the following report on the Company's executive compensation policies and programs for inclusion in this proxy statement:

     The Company's successful financial performance during the past year is directly attributable to the talent and efforts of the Company's executive officers, and a capable, highly-motivated senior management is crucial to the Company's continued success. The Company's executive compensation program attracts and retains executives who are capable of leading the Company in a complex, competitive and changing industry. The program ties a significant portion of executive compensation to the Company's success, and is primarily comprised of a base salary, an incentive bonus and a long-term incentive component.

     The committee believes that the most effective way to compete in the executive labor market is to offer executives an attractive, but not over-priced, base salary. To achieve this balance, the committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined carefully in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions, establishing a logical value relationship among them. Third, the committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data from independent, national executive compensation consultants with expertise in salary and incentive plan structure, who are proposed by management and approved by the committee. The committee does not gather comparative data from all companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below, many of which have integrated operations or operate in diversified industries. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys, and this process establishes relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall within, and for the last year generally correspond to, the 50th to 75th percentiles of executive salaries paid by comparable companies. The committee agrees upon each executive's salary within this range, taking into account the individual's specific performance and contribution to the Company's success, how well the individual's responsibilities are fulfilled, growth in qualifications for the individual's job, the individual's accomplishment of the personal goals discussed below, and other relevant aspects of performance.

     Base salaries of all executives are generally reviewed every 12 to 24 months and adjusted within updated, market-confirmed salary ranges according to the committee's assessment of the executive's individual performance and the performance of the Company as a whole. Mr. Johnson's salary is reviewed annually pursuant to the terms of his employment agreement. The employment agreements of Mr. Plank, Mr. Johnson and Mr. Mossavar-Rahmani contain prohibitions on the reduction of their salaries below their initial amounts. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." Changes in the circumstances of a particular executive can prompt an interim compensation adjustment.

     In 1993, the committee retained the services of an outside compensation consultant to review the base salaries paid to the Company's executives in order to determine whether the salaries correspond to the 50th to 75th percentile target range of comparable companies. As a result of that review, seven executives received interim increases in compensation to reflect market changes and increased responsibilities resulting from internal corporate restructuring. Mr. Farris and Mr. Jackson are the only executives named in the Summary Compensation Table who received an increase in base salary as a result of this review.

     The second component of the Company's executive compensation program is an annual incentive bonus. Executives are eligible to receive a cash bonus tied directly to the Company's annual financial performance and achievement of the executive's personal objectives. In the early months of each year, the committee establishes annual corporate performance hurdles for such factors as earnings per share, reserve replacement, debt reduction, cash flow and other performance-related measures. Executives also submit personal goals relating to cost reduction, operational improvements or other objectively determinable goals. Personal goals must be approved by each executive's superior and the committee as a whole. Mr. Plank, as the Company's most senior executive officer, prepares his personal goals with the consultation of the committee, and periodically reports on his progress toward the achievement of his goals to the committee throughout the year. Corporate performance hurdles are approved by both the committee and the board of directors. In 1993, 75 percent of each executive's bonus depended upon the Company's achievement of its specified corporate performance hurdles, with intermediate hurdles ranging from zero if the minimum hurdles established were not met, to a full 75 percent if the highest performance hurdles were achieved. The remaining 25 percent of each executive's bonus depended upon the percentage of the executive's personal goals which he successfully accomplished. This incentive compensation plan effectively correlates a large portion of executive compensation to predetermined, objectively determinable financial and managerial goals designed to translate into shareholder value. Committee policy provides for bonuses ranging up to 50 percent of each executive's salary; one-third of potential executive compensation depends upon goal achievement under the incentive compensation plan.

     Executive bonuses paid in 1994 were based on management's achievement during 1993 of minimum pre-determined corporate performance hurdles established by the committee relating to earnings per share, reserve replacement, total cash flow and debt to equity. The committee initially set the earnings per share hurdle at $.85 per share. However, during the third quarter, the committee determined that, due to an impending charge to earnings of approximately $.16 per share relating to international impairments and changes in federal tax laws, the earnings hurdle would be reduced to $.69 per share, thereby offsetting the effects of the charge to earnings. The Company achieved the adjusted earning threshold of $.69 per share despite a precipitous decline in oil prices during the third and fourth quarters. Through drilling, exploitation and acquisition efforts, management successfully replaced in excess of 200 percent of the reserves depleted through production during the year, in large part through the acquisition of 17.3 million Boe of reserves in two acquisitions from Hall-Houston Oil Company and 21.6 million Boe of reserves through the successful acquisition of Hadson Energy Resources Corporation. Through increased production efforts, management successfully generated a record $225 million in cash flow from operating activities over the year. Finally, notwithstanding expenditures of $325 million in 74 separate acquisitions and $219 million of drilling expenditures during the year, the Company finished the year with a debt-to-equity ratio well below the prescribed 50-percent hurdle. Management's achievement of these corporate performance hurdles during the year represented attainment of 89.6 percent of the corporate performance portion of the incentive compensation plan. The actual bonus amounts paid depended upon each executive's achievement of his personal goals, which represented the remaining 25 percent of the incentive compensation plan.

     The final principal component of the committee's executive compensation program consists of long-term incentive stock options on the Company's common stock. Options effectively align the interests of executive officers with the Company's shareholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its shares. Individual grants are proportionate to each executive's base salary and are targeted at the 50th percentile of similar plans within comparable companies, taking into account options previously granted. All options vest over four years and are exercisable at the market price for shares of the Company's common stock on the original date of issuance. Options granted to executives benefit the executive only if shareholders benefit from appreciating stock prices.

     In 1993, the Company's executives received stock option grants under the Company's 1990 Stock Incentive Plan. The grants to the Company's officers and former officers named in the Summary Compensation Table presented above are reflected in the Option/SAR Grants Table.

     In addition to the Company's regular executive compensation program, the committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses reflect the committee's decision to reward any executive who, through extraordinary effort, has substantially benefitted the Company and its shareholders during the year. Special achievement bonuses are paid only in exceptional circumstances and are in amounts relative to the benefit provided to the Company. No special achievement bonuses were paid during 1993 to any executive officers.

     The compensation paid Raymond Plank, the Company's chief executive officer, is reflected in the Summary Compensation Table above. Mr. Plank's last base salary adjustment was effective January 1, 1992; his bonus paid in 1994, like those paid other executives, was based on the Company's 1993 performance, as discussed above. Mr. Plank's 1993 base salary was within the committee's percentile targets and took into account: an active role in Company management; the Company's financial performance during 1992; challenges and expectations for the Company in 1993; leadership of successful acquisitions; Mr. Plank's recognized stature as a spokesman for the oil and gas industry; his role as a Company founder; and 39 years of service as the Company's senior executive officer. Mr. Plank's bonus represented 87 percent of his eligible bonus amount under the incentive compensation plan, reflecting the Company's achievement of
89.6 percent of the corporate performance hurdles and Mr. Plank's accomplishment of 89 percent of his personal goals.

     As an active chief executive officer, Mr. Plank oversees several major business units that report directly to him. The president, vice president and treasurer, vice president and chief accounting officer, vice president of business development, senior vice president and general counsel, vice president of external affairs, and the general auditor all report to Mr. Plank. He constructively guides and develops senior management.

     Mr. Plank leads the Company's aggressive acquisition program, maintaining sound business relationships with management of many of the nation's large oil and gas companies. These relationships are important to the Company's acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefit. Without this effort, the Company would be more reliant upon public bidding for packaged oil and gas properties, potentially bringing less rewarding results.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. While the committee cannot predict with certainty how the Company's compensation might be affected, the committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation programs as described in this report.

     According to information provided to the committee by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 1993 was in approximately the 75th percentile of all comparable companies. During 1993, the Company's common stock reached its ten-year high in trading on the New York Stock Exchange. As shown on the Performance Graph following this report, the shareholders have enjoyed a rewarding cumulative annual return over the last five years, outperforming both the Standard & Poor's Composite 500 Stock Index and the Dow Jones Secondary Oils Stock Index. These are visible measures of management's enhancement of shareholder value. Viewed in light of the Company's performance, the committee believes that its current executive compensation policy is successful in providing shareholders with talented, dedicated executives at competitive compensation levels.

February 8, 1994                          Management Development and
                                          Compensation Committee

                                          Frederick M. Bohen
                                          Virgil B. Day
                                          John A. Kocur
                                          Joseph A. Rice

                               PERFORMANCE GRAPH

     The following stock price performance graph is included in accordance with the Commission's executive compensation disclosure rules and is intended to allow shareholders to review the Company's executive compensation policies in light of corresponding shareholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1988 through December 31, 1993.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 1993


_________________________________________________________________________________________

  Year Ended December 31,              1988     1989     1990     1991    1992     1993
_________________________________________________________________________________________

  Apache Corporation                    100      238      193      213     257      323
_________________________________________________________________________________________

  S & P's Composite 500 Stock Index     100      132      128      166     179      197
_________________________________________________________________________________________

  DJ Secondary Oils Stock Index         100      136      113      111     112      124
_________________________________________________________________________________________


                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Raymond Plank serves the Company under an employment contract entered into on December 3, 1975, and amended and restated in 1990. The agreement has an undefined term and is terminable at will by the board of directors. Mr. Plank's annual compensation under the contract is determined by the board of directors, but may not be less than $450,000. If Mr. Plank's service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as consultant to the Company for the remainder of his life at an annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself and his dependents during his life. Pursuant to the contract, and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank which pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any competitor for the entire period covered by the agreement. Upon Mr. Plank's death, an amount equal to two times his then-current annual compensation shall be paid to his surviving spouse or estate in equal monthly installments over five years.

     Mr. Johnson serves as president and chief operating officer of the Company pursuant to a five-year employment contract entered into during March 1991. Under the agreement, Mr. Johnson's starting base salary is $350,000, subject to review annually by the board of directors. Pursuant to the agreement, Mr. Johnson received a $350,000 starting bonus during 1991. The agreement provides that Mr. Johnson will receive an annual retirement benefit for 20 years after retirement equal to two-thirds of his salary, less (i) the sum of any payments which he receives under the retirement plans of the Company and Mr. Johnson's former employers, and (ii) social security benefits. In the event of Mr. Johnson's death during retirement, his spouse will continue to receive 50 percent of Mr. Johnson's retirement benefits. After retirement, Mr. Johnson and his spouse will receive health, dental and vision benefits for the remainder of his life. If Mr. Johnson's employment is terminated without cause, he will receive 125 percent of his base salary for two years or until the expiration of the contract, whichever occurs later.

     Pursuant to an agreement, effective March 15, 1994, between Bijan Mossavar-Rahmani and the Company, Mr. Mossavar-Rahmani's status with Apache International, Inc. changed from employee to consultant, and he resigned as a director of Apache International and all positions as a director and officer of its subsidiaries, except for his position as an officer of Apache Cote d'Ivoire, Inc. and as a director of Compagnie des Energies Nouvelles de Cote d'Ivoire. Commencing March 16, 1994 and continuing through September 16, 1995, Mr. Mossavar-Rahmani's primary duties will consist of commercializing certain of Apache International's assets and continuing negotiations relating to the Ivory Coast project as required and directed by the Company. He will receive monthly payments of $13,333 during the consulting period for an aggregate of approximately $240,000. Additionally, in March 1994, Mr. Mossavar-Rahmani received a one-time consulting payment of $565,833. During the consulting period, he will receive medical, dental, vision, life insurance and disability benefits on the same terms as are extended to the Company's executives. Mr. Mossavar-Rahmani's change in status is the result of the Company's refocus of its international operations, eliminating the need for a full-time administrative president and is intended to give him the flexibility to pursue an agenda of special international marketing projects on the Company's behalf.

     Prior to March 16, 1994, Mr. Mossavar-Rahmani served Apache International pursuant to an employment agreement which provided for the payment by the Company of one year's base salary in the event his employment was terminated without cause. The agreement had an undefined term and was terminable at will by the board of directors. Mr. Mossavar-Rahmani's salary was set by the board of directors but was not to be less than $200,000. Additionally, he participated in the Apache International Common Stock Award Plan under which participants, limited to certain officers and employees of Apache International, were issued shares of Apache International common stock that were to be repurchased upon the occurrence of specified events. These events include the retirement, death or termination of employment of the participant or a change of control of Apache International. The repurchase price was to be determined through valuation of Apache International and its subsidiaries, with certain adjustments. The plan awarded five percent of the outstanding shares of Apache International to Mr. Mossavar-Rahmani and reserved an additional three percent of the stock for other Apache International employees. Under the plan, if (i) Mr. Mossavar-Rahmani's employment was terminated without cause, or (ii) Apache International ceased to actively pursue oil and gas exploration, with either event occurring prior to the earlier of January 1, 1994, or the expenditure of $40 million in Apache International exploration activities, he was to receive the greater of the value of his Apache International common stock or $2 million, less any previous payments made under the plan. Voluntary termination, consensual change of status, or death would result in Mr. Mossavar-Rahmani receiving only the value of his Apache International common stock. Pursuant to the terms of his consulting agreement, the Company and Mr. Mossavar-Rahmani have agreed to defer the appraisal of his rights pursuant to the plan until September 16, 1995, or another mutually agreeable date. The consulting agreement also provides the framework for the valuation of his interests with additional details to be agreed upon at a later date.

     Mr. Morgenthaler resigned as the Company's senior vice president, general counsel and corporate secretary on November 10, 1993. Pursuant to a consulting agreement effective on that date, he agreed to serve as a temporary, non-executive employee during a transition period from November 11, 1993 through December 15, 1993, and received compensation at the rate of $17,083 per month prorated by day. At the Company's request, Mr. Morgenthaler has agreed to serve the Company in a non-executive, consulting capacity through December 15, 1995, and will receive payments of $17,083 per month, or an aggregate of approximately $410,000. Additionally, on December 22, 1993, he received a one-time consulting payment of $352,000. During the consulting period, Mr. Morgenthaler also receives medical, dental, vision, life insurance and disability benefits on the same terms as are extended to the Company's executives.

     In addition to the foregoing, the Company has established an income continuance plan, pursuant to which all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Frederick M. Bohen, Virgil B. Day, John A. Kocur and Joseph A. Rice served on the management development and compensation committee of the Company for the past fiscal year.

     Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of the employment agreement in place at the time of his retirement, Mr. Kocur served the Company in a non-executive, consulting capacity until May 1993, and received a fee of $60,000 during 1993. Additionally, Mr. Kocur and his spouse receive health, dental and vision benefits throughout his life.

     Following the resignation of the Company's senior vice president and general counsel in November 1993, Mr. Kocur agreed to provide consulting services to the legal department until a new general counsel could be recruited. As a consultant during the interim period ending in March 1994, Mr. Kocur received an amount equal to his monthly base salary in effect at the time of his retirement in 1991, or approximately $125,000, which was paid at the conclusion of the arrangement.

                    TRANSACTIONS WITH OFFICERS AND DIRECTORS

     The law firm of Vedder, Price, Kaufman, Kammholz & Day, of which Mr. Day, a continuing director of the Company, is a senior partner, was retained by the Company during 1993 to provide certain legal services.

     Mr. Kocur, who was an executive officer of the Company until his retirement in 1991, also served the Company in a non-executive, consulting capacity during 1993. See "Compensation Committee Interlocks and Insider Participation."

     Mr. Morgenthaler, who is one of the persons named in the Summary Compensation Table above, serves the Company as a consultant pursuant to an agreement effective November 10, 1993. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Mr. Mossavar-Rahmani, who is one of the persons named in the Summary Compensation Table above, serves the Company as a consultant pursuant to an agreement dated March 15, 1994. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. was the Company's independent public accounting firm for 1993 and has been selected to continue in that capacity in 1994. Representatives of Arthur Andersen & Co. will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Commission and the Company's bylaws. Should a shareholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission, it must be received by the corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before December 1, 1994.

                                 OTHER BUSINESS

     All items of business intended to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

                                          By order of the Board of Directors

                                          APACHE CORPORATION

                                               /s/ ZURAB S. KOBIASHVILI
                                          ----------------------------------
                                                 ZURAB S. KOBIASHVILI
                                                       Secretary

     NOTE: Shareholders are requested to sign, date and promptly return the enclosed proxy card, using the postage-paid business reply envelope provided.

                                                      Printed on recycled paper.

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                                         NOTICE OF ANNUAL MEETING

                                             OF SHAREHOLDERS

                                               MAY 5, 1994

                                           AND PROXY STATEMENT

                                              {APACHE LOGO}

                                          ONE POST OAK CENTRAL

                                    2000 POST OAK BOULEVARD, SUITE 100

                                         HOUSTON, TEXAS 77056-4400

                          ------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------
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

- --------------------------------------------------------------------------------

                                     PROXY
                               APACHE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned appoints Raymond Plank, William J. Johnson and
       W. Brooks Fields as Proxies, with the power of substitution, and authorizes them to represent and to vote at the annual meeting of shareholders to be held May 5, 1994, or any adjournment thereof, all the shares of common stock of Apache Corporation held of record by the undersigned on March 17, 1994, as designated below.

         1. Election of directors -- director nominees:

            Frederick M. Bohen, Virgil B. Day, Stanley K. Hathaway and Joseph A. Rice

              / / FOR all nominees listed          / / WITHHOLD AUTHORITY
                  above to vote for all nominees
                  (except as indicated below)

            Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line.

       ----------------------------------------------------------------------

         2. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

           This Proxy when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

           Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.

                                           Dated                   , 1994

                                           ------------------------------
                                                     Signature

                                           ------------------------------
                                             Signature if held jointly

       PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING
                             THE ENCLOSED ENVELOPE.

- --------------------------------------------------------------------------------